Exhibit 23(a)

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 19, 2003, relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the caption "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Birmingham, Alabama
April 14, 2003